UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PIKE ELECTRIC CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Pike Electric Corporation

100 Pike Way, PO Box 868

Mount Airy, North Carolina 27030

September 20, 2012

Dear Stockholder:

On behalf of the Board of Directors and the management of Pike Electric Corporation, I invite you to the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m. (Eastern Time) on Thursday, November 1, 2012 at Pike’s offices in Mount Airy, North Carolina. Details regarding the meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement.

I hope that you will attend the meeting in person, but even if you are planning to come, I strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that Pike common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully.

Sincerely,

J. Eric Pike

Chairman and Chief Executive Officer

PIKE ELECTRIC CORPORATION

100 Pike Way, PO Box 868

Mount Airy, North Carolina 27030

(336) 789-2171

Notice of 2012 Annual Meeting of Stockholders

September 20, 2012

To Stockholders of Pike Electric Corporation:

The 2012 Annual Meeting of Stockholders of Pike Electric Corporation (the “Annual Meeting”) will be held at 8:30 a.m. (Eastern Time) on Thursday, November 1, 2012 at Pike’s principal executive offices at 100 Pike Way, Mount Airy, North Carolina 27030, for the purpose of voting on the following matters:

1.	To elect eight directors;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1 and 2. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

The above matters are described in detail in the Proxy Statement. For voting instructions, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested a hard copy of the proxy materials, on your enclosed proxy card. Additional information about voting is also included in the accompanying Proxy Statement. Please vote by Internet, phone or mail as soon as possible, after reading the Proxy Statement, to record your vote promptly, even if you plan to attend the Annual Meeting in person.

Only stockholders of record at the close of business on September 5, 2012 will be entitled to vote at the Annual Meeting. On or about September 20, 2012, Pike will begin mailing to its stockholders the Notice of Internet Availability of Proxy Materials or, to stockholders who requested a hard copy of the proxy materials, the Proxy Statement, the accompanying form of proxy and its Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 are available at www.proxyvote.com and at www.pike.com.

By Order of the Board of Directors,

Jeffrey S. Calhoun

Secretary

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on item 1.

PROXY STATEMENT

The Board of Directors (the “Board”) of Pike Electric Corporation (“Pike” or the “Company”) is providing these materials to you in connection with the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m. (Eastern Time) on Thursday, November 1, 2012 at Pike’s principal executive offices at 100 Pike Way, Mount Airy, North Carolina 27030.

General Information

Why am I receiving these materials?

You have received these materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Pike is required to provide you under the Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by Pike to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. We have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail. The notice was mailed to stockholders beginning September 20, 2012, and our proxy materials were posted both on our website, http://www.pike.com, and on the website referenced in the notice on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What is included in these materials?

These materials include:

•	the Proxy Statement for the Annual Meeting; and

•	the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which includes Pike’s consolidated audited financial statements.

If you requested printed copies of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of eight directors; and

•	the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013.

The Board is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•	“FOR” each of the director nominees named in this Proxy Statement to the Board; and

•	“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	stockholders of record as of the close of business on September 5, 2012;

•	holders of valid proxies for the Annual Meeting; and

•	invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board set September 5, 2012 as the record date. As of the record date, there were 35,097,429 shares of common stock outstanding. Each share of Pike common stock outstanding on the record date is entitled to one vote on all matters presented at the Annual Meeting, except for the 23,000 shares of restricted common stock outstanding on September 5, 2012, which are not entitled to vote unless such shares vest prior to the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Pike common stock is reflected directly on the books and records of Pike’s transfer agent, Computershare Trust Company, N.A. If you hold common stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Pike only has access to ownership records for the registered shares. If you are not a stockholder of record, Pike will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

•

In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy, by phone or via the Internet, by following the instructions included in the notice, proxy card or voting instruction card provided.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card provided.

If you vote by phone or via the Internet, please have your notice or proxy card available. The control number appearing on your notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•

Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Pike Electric Corporation c/o Corporate Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030 or by submitting another vote on or before November 1, 2012 (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters; as a result, there may be broker non-votes on Proposal 1.

The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to occur in connection with Proposal 2.

What is the quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of common stock is necessary for the transaction of business at the Annual Meeting. This is called a “quorum.”

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•

Proposal 1. For the election of directors, the eight nominees receiving the highest number of affirmative votes of the shares of Pike common stock present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders.

•

Proposal 2. Approval of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the total votes of all shares of Pike common stock present in person or represented by proxy and entitled to vote on Proposal 2.

How are withhold authority votes, abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors, only “for” and “withhold” votes may be cast and withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors.

With respect to the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013, an abstention will be counted as a vote present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal, and a broker non-vote will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 annual meeting of stockholders must be received no later than May 22, 2013. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030.

Requirements for Stockholder Proposals to Be Brought Before the 2013 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2013 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2013 annual meeting of stockholders, must be delivered to or mailed and received by the Company’s Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030 not earlier than the close of business on July 4, 2013 and not later than the close of business on August 3, 2013. In addition, your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2013 annual meeting of stockholders. If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from November 1, 2013, the notice must be delivered or received no earlier than the 120th day prior to the date of the 2013 annual meeting of stockholders and no later than the close of business on the later of the 90th day prior to the date of the 2013 annual meeting of stockholders or the 10th day after public disclosure of the actual date of Pike’s 2013 annual meeting of stockholders is first made. The notice must contain the information required by the Company’s bylaws.

Principal Stockholders

The following table provides information about the beneficial ownership of Pike common stock as of September 5, 2012 by each person that owned more than 5% of outstanding shares of Pike common stock as of such date as well as each director, nominee for director, named executive officer and all directors, nominees and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 5, 2012 and (ii) shares of restricted stock and restricted stock units which vest within 60 days of September 5, 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage ownership is based on 35,074,429 shares of common stock outstanding as of September 5, 2012, which excludes the 23,000 outstanding shares of restricted common stock that the holders thereof were not entitled to vote as of the record date. Unless otherwise indicated in the footnotes below, the address for each of the individuals listed below is c/o Pike Electric Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Ownership Percentage
Lindsay Goldberg	13,111,093(1)	37.38%
Wells Fargo & Company	2,094,124(2)	5.97%
J. Eric Pike	3,103,714(3)	8.59%
Charles E. Bayless	67,815(4)	*
James R. Helvey III	48,077(5)	*
Robert D. Lindsay	13,111,093(6)	37.38%
Peter Pace	25,894(7)	*
Daniel J. Sullivan III	39,066(8)	*
J. Russell Triedman	— (9)	*
James L. Turner	—	*
James T. Benfield	225,485(10)	*
Timothy G. Harshbarger	90,676(11)	*
Audie G. Simmons	428,430(12)	1.21%
Anthony K. Slater	213,880(13)	*
Directors and executive officers as a group (12 persons)	17,354,130	47.15%

*	Less than 1%.

(1)

The information shown is based on a Schedule 13G filed with the SEC on February 14, 2006, by LGB Pike II LLC, Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer GP LP and Lindsay Goldberg & Bessemer GP LLC (collectively, the “Lindsay Goldberg Entities”). The Schedule 13G reports that each Lindsay Goldberg Entity has sole voting and sole dispositive power with respect to the securities. The shares of Pike common stock are held directly by LGB Pike II LLC, whose sole manager is Lindsay Goldberg & Bessemer L.P. The general partner of Lindsay Goldberg & Bessemer L.P. is Lindsay Goldberg & Bessemer GP LP, whose general partner is Lindsay Goldberg & Bessemer GP LLC. Except to the extent of its pecuniary interest therein, each of Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer GP LP and Lindsay Goldberg & Bessemer GP LLC disclaims beneficial ownership of the securities held by LGB Pike II LLC. The address for each Lindsay Goldberg Entity is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(2)

The information shown is based on a Schedule 13G/A filed with the SEC on January 25, 2012, by Wells Fargo & Company, reporting shares held on December 31, 2011. The Schedule 13G/A reports that Wells Fargo & Company has sole power to vote 1,404,016 shares, shared power to vote no shares, sole power to dispose of 1,818,144 shares and shared power to dispose of no shares. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.

(3)

Consists of (i) 1,549,253 shares of common stock held by Takuan LLC, an entity controlled by Mr. Pike, (ii) 437,259 shares of common stock owned directly, (iii) 67,467 shares of common stock held by the Joe B./Anne A. Pike Generation Skipping Trust, of which Mr. Pike is a trustee, and (iv) 1,049,735 shares subject to stock options.

(4)

Consists of (i) 9,358 restricted stock units owned directly, which vest at the Company’s Annual Meeting on November 1, 2012, and (ii) 58,457 shares of common stock owned by the Bayless Family Trust, of which Mr. Bayless and his spouse are the co-trustees. Mr. Bayless may be deemed to have voting and dispositive power over such common stock. Mr. Bayless expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(5)	Consists of (i) 38,719 shares of common stock owned directly and (ii) 9,358 restricted stock units owned directly, which vest at the Company’s Annual Meeting on November 1, 2012.

(6)

Mr. Lindsay, through intermediate entities, indirectly has shared control over Lindsay Goldberg & Bessemer L.P., the sole manager of LGB Pike II LLC. By virtue of this relationship, he may be deemed to have or share beneficial ownership of shares of Pike common stock beneficially owned by the Lindsay Goldberg Entities. See note 1 above. Mr. Lindsay expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Lindsay is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(7)	Consists of (i) 16,536 shares of common stock owned directly and (ii) 9,358 restricted stock units owned directly, which vest at the Company’s Annual Meeting on November 1, 2012.

(8)	Consists of (i) 29,708 shares of common stock owned directly and (ii) 9,358 restricted stock units owned directly, which vest at the Company’s Annual Meeting on November 1, 2012.

(9)

By virtue of his affiliation with the Lindsay Goldberg Entities, Mr. Triedman may be deemed to have or share beneficial ownership of shares of Pike common stock beneficially owned by the Lindsay Goldberg Entities. See note 1 above. Mr. Triedman expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Triedman is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(10)	Consists of 55,305 shares of common stock and options to purchase 170,180 shares of common stock, all of which are owned directly.

(11)	Consists of 15,118 shares of common stock and options to purchase 75,558 shares of common stock, all of which are owned directly.

(12)	Consists of 201,001 shares of common stock and options to purchase 227,429 shares of common stock, all of which are owned directly.

(13)	Consists of 39,897 shares of common stock and options to purchase 173,983 shares of common stock, all of which are owned directly.

Proposal 1: Election of Directors

The Board has nominated eight directors for election at the Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently serving as directors. Except for James L. Turner, who was elected to the Board on September 12, 2012, all of the nominees were elected to the Board at last year’s Annual Meeting. Mr. Turner was initially identified as a potential nominee by J. Eric Pike, the Company’s Chairman and Chief Executive Officer, and recommended for nomination by the Nominating and Governance Committee. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

The eight nominees receiving the highest number of affirmative votes of the shares of Pike common stock present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders, broker non-votes and abstentions will have no effect on the outcome of the director elections.

The Board unanimously recommends a vote “FOR” each of the eight nominees listed below.

Nominees for Director

Listed below are the eight persons nominated for election to the Board. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
J. Eric Pike	44	Chairman of the Board and Chief Executive Officer of Pike	1994
Charles E. Bayless	69	President and Provost, West Virginia University Institute of Technology (Retired)	2006
James R. Helvey III	53	Managing Partner, Cassia Capital Partners, LLC	2005
Robert D. Lindsay	57	Co-Managing Partner, Goldberg Lindsay & Co. LLC	2002
Peter Pace	67	General, United States Marine Corps (Retired)	2010
Daniel J. Sullivan III	66	President, Flyway, LLC	2007
J. Russell Triedman	43	Partner, Goldberg Lindsay & Co. LLC	2011
James L. Turner	53	Executive Mentor, Merryck & Co. Limited	2012

J. Eric Pike

Mr. Pike is the Chairman of the Board and Chief Executive Officer of Pike. Mr. Pike has been President of the Company since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. He is the grandson of founder Floyd Pike and joined Pike in 1990 as an A-class lineman on an overhead construction crew, advancing through various office positions, and served as Vice President of the Central Region from 1993 to 1998, where he was responsible for the powerline operations in North Carolina and South Carolina. Mr. Pike graduated from Emory University with a B.A. in History.

Mr. Pike brings extensive business, managerial and leadership experience to the Board. With over 20 years of experience with Pike, Mr. Pike provides the Board with a vital understanding and appreciation of the Company’s business and the industry. His strong leadership skills have been demonstrated through his service as the Company’s Chief Executive Officer since 2002 and as the Chairman of the Board since 2005. He is also a large stockholder of the Company and, as a member of the Company’s founding family, maintains a unique position within the corporate organization.

Charles E. Bayless

Mr. Bayless is the retired President and Provost of the West Virginia University Institute of Technology, where he served in such capacities from April 2005 until June 2008. Mr. Bayless served as Chairman, President and Chief Executive Officer of Illinova Corporation, an electric utility company, from 1998 to 1999. From 1992 to 1998, he served as Chief Executive Officer of UniSource Energy Corp., an electric utility company. Mr. Bayless holds a B.S.E.E. from the West Virginia University Institute of Technology, an M.S.E.E. in Power Engineering and a J.D. from West Virginia University and an M.B.A. from the Graduate School of Business Administration at the University of Michigan. He also serves as a board member of Recycled Energy Development, LLC, E3 Greentech Enterprises Inc., Essential Power, LLC and the West Virginia American Water Company.

Mr. Bayless’ significant business experience, including executive, operational and legal roles in the energy industry as well as in the higher education arena, qualifies him for service as a member of the Board. Mr. Bayless has been a valuable member and contributor to the Board since 2006.

James R. Helvey III

Mr. Helvey co-founded Cassia Capital Partners, LLC, a registered investment advisor, in 2011 and has served as a managing partner since its formation. From 2005 to 2011, Mr. Helvey was a partner and the Risk Management Officer for CMT Asset Management Limited, a private investment firm. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Vice Chairman of JP Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. From 2003 to 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey graduated magna cum laude with honors in 1981 from Wake Forest University. In 1982, Mr. Helvey was a Fulbright Scholar at the University of Cologne in Germany, and, in 1984, Mr. Helvey received a Masters degree in international finance and banking from Columbia University, School of International and Public Affairs, where he was an International Fellow. Mr. Helvey has served as a member of the Wake Forest University Board of Trustees since 1998.

Mr. Helvey’s experience in international business and finance, executive management, and as a director of other organizations brings a valuable and necessary perspective to the Board, and qualify him to serve on the Board.

Robert D. Lindsay

Mr. Lindsay co-founded Lindsay Goldberg LLC in 2001 and is currently co-managing partner of Goldberg Lindsay & Co. LLC, a registered investment advisor, which provides investment management services to the Lindsay Goldberg Funds. He also serves as President and Chief Executive Officer of Bessemer Securities LLC, a private investment company, as well as a director of the Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Previously, Mr. Lindsay

was Managing General Partner of Bessemer Holdings and a Managing Director at Morgan Stanley Private Equity. Mr. Lindsay is a graduate of Harvard College and holds an M.B.A. from Stanford University. Mr. Lindsay also serves as a director of FAPS Holdings, Inc., Maine Beverage Company, LLC, PL Midstream LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Bell Nursery Holdings, LLC, Brightstar Corp., Rosetta LLC, PL Propylene LLC, Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, Aviv REIT, Inc. and Pacific Architects and Engineers Incorporated. He also serves as a trustee of the Cold Spring Harbor Biological Laboratory and St. Paul’s School in Concord, New Hampshire.

Mr. Lindsay has served on the Board since 2002, providing him with an understanding of Pike’s business as well as significant knowledge of the energy industry. Mr. Lindsay’s years of business, financial, managerial, executive and board experience across a broad spectrum of industries make him a valuable member of the Board. He also indirectly controls Pike’s largest stockholder, LGB Pike II LLC.

Peter Pace

General Pace was the sixteenth Chairman of the Joint Chiefs of Staff from 2005 to 2007, where he served as the principal military advisor to the President, the Secretary of Defense, the National Security Council and the Homeland Security Council. He is the first Marine to have held this position. General Pace held command at virtually every level in the United States Marine Corps. He is a graduate of the United States Naval Academy, holds an M.B.A. from George Washington University and attended Harvard University for the Senior Executives in National and International Security program. General Pace currently serves as a director of AAR Corporation, AlienVault, LLC, ILC Industries, Inc., Neohapsis, Inc., Qualys, Inc. and Wi2Wi, Inc., and is Chairman of the board of Pelican Products, Inc.

General Pace brings to the Board a unique and valuable perspective from his years of proven leadership beginning in the United States Marine Corps and culminating as the Chairman of the Joint Chiefs of Staff. General Pace’s extensive leadership and board experience qualifies him for service on and makes him an effective member of the Board.

Daniel J. Sullivan III

Mr. Sullivan is President of Flyway, LLC, a private investment company. He was the President and Chief Executive Officer of FedEx Ground Package System, Inc., a wholly owned subsidiary of FedEx Corporation, a position he maintained from 1998 until his retirement in 2006. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System, Inc. In 1995, he was the Chairman, President and Chief Executive Officer of Roadway Services, Inc. Mr. Sullivan is a graduate of Amherst College. He also serves as a director of Computer Task Group, Inc., Schneider National, Inc. and the Medical University of South Carolina Foundation.

Mr. Sullivan’s operational experience, particularly with companies having large employee workforces across numerous geographical markets, as well as his executive, managerial and other board experience, make him qualified to serve on, and a valuable member of, the Board.

J. Russell Triedman

Mr. Triedman is a partner at Goldberg Lindsay & Co. LLC, a registered investment advisor, and has been affiliated with Lindsay Goldberg since 2001. Previously, he worked as a principal at Bessemer Holdings from 2000 to 2001. He also worked as a director at Fox Paine & Company, LLC, a San Francisco-based private equity firm, in the mergers and acquisitions and high yield finance groups at Cravath, Swaine & Moore and in the private equity group of Brown Brothers Harriman & Co. Mr. Triedman earned a J.D.

from the University of Chicago Law School and a Sc.B. in Applied Mathematics and Economics from Brown University. Mr. Triedman currently serves as a director of Continental Energy Systems LLC, PAE Holding Corporation and Aviv REIT, Inc. Mr. Triedman previously served on the Board from 2002 until 2005.

Mr. Triedman’s experience and position with the Lindsay Goldberg Funds, his past experience as a member of the Company’s Board and his director and executive experience at numerous portfolio companies during his extensive career in the private equity industry provide exceptional management, finance, legal and operational background and perspective as well as industry expertise, which uniquely qualify him to serve as a member of the Board.

James L. Turner

Mr. Turner currently serves as an executive mentor with Merryck & Co. Limited, a leading global business leader mentoring firm. Previously, he served as Group Executive of Duke Energy Corporation, an energy company, and President and Chief Operating Officer of Duke Energy’s U.S. Franchised Electric and Gas business from May 2007 until December 2010. From October 2006 to April 2007, Mr. Turner served as Group Executive and President, U.S. Franchised Electric and Gas, of Duke Energy. From April 2006, upon the merger of Duke Energy and Cinergy Corp., to September 2006, he served as Group Executive and Chief Commercial Officer, U.S. Franchised Electric and Gas, of Duke Energy. From August 2005 until the merger of Duke Energy and Cinergy Corp., Mr. Turner served as President of Cinergy Corp., an energy company; from September 2004 to August 2005 as Executive Vice President and Chief Financial Officer of Cinergy; and from December 2001 to September 2004 as Executive Vice President and Chief Executive Officer, Regulated Business Unit of Cinergy. Mr. Turner holds a B.S. in Political Science from Ball State University and a J.D. from Indiana University School of Law.

Mr. Turner’s extensive executive management experience at energy and utility companies, legal experience and background, and substantial expertise in the energy industry qualify him for service as a member of the Board.

Corporate Governance

The Board of Directors

The Company is governed by the Board and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance Guidelines. In addition, the Company has a written code of conduct, known as the Code of Business Conduct and Ethics, which applies to the Company’s directors and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and procedures for promoting compliance with, and reporting violations of, the Code.

Documents Available

All of the Company’s corporate governance materials, including the charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are published on the Company’s website, http://www.pike.com. These materials are also available in print to any stockholder upon request by contacting the Company at: Pike Electric Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030, Attn.: Investor Relations, or by telephone at (336) 719-4622. Any modifications to these corporate governance materials will be reflected on the Company’s website, and Pike intends to post any amendments or waivers to the Code of Business Conduct and Ethics (to the extent required to be disclosed pursuant to Form 8-K) at this location on the Company’s website.

Director Independence

The Board believes that a majority of its members are independent under both the applicable New York Stock Exchange rules and regulations (the “NYSE rules”) and the applicable SEC rules and regulations (the “SEC rules”). The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with Pike (either directly or as a partner, stockholder or officer of an organization that has a relationship with Pike). The NYSE rules require a board of directors to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the Board has adopted the Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with Pike. The Director Independence Standards are available on Pike’s website, http://www.pike.com, as an attachment to the Corporate Governance Guidelines.

In August 2012, and in September 2012 with respect to Mr. Turner, the Board, with the assistance of the Nominating and Governance Committee, conducted an evaluation of director independence based on the Director Independence Standards. In connection with this review, the Board evaluated banking, commercial, charitable, consulting, family or other relationships with each director and immediate family members of each director and their related interests in Pike and its subsidiaries, including those relationships described under “Related Person Transactions” on pages 16 and 17 of this Proxy Statement. As a result of this evaluation, the Board affirmatively determined that none of Messrs. Bayless, Helvey, Pace, Sullivan and Turner had a relationship with Pike other than in their capacity as directors and that each of them is an independent director under the Director Independence Standards, the NYSE rules and the SEC rules. The Board has also determined that each member of the Audit, Compensation and Nominating and Governance Committees (see membership information below under “Board Committees”) is independent. At such time, the Board also determined that Mr. Pike is not independent due to his employment with the Company and that Messrs. Lindsay and Triedman are not independent due to their relationships with Lindsay Goldberg and its affiliates.

Board Leadership Structure

Specific elements of the Company’s Board leadership structure are outlined in the Company’s bylaws and Corporate Governance Guidelines, as described below:

Chairman of the Board	The Board has appointed the Chief Executive Officer to the position of Chairman of the Board. Combining the roles of Chairman and Chief Executive Officer (i) enhances alignment between the Board and management in strategic planning and execution as well as operational matters, (ii) avoids the confusion over roles, responsibilities and authority that can result from separating the positions and (iii) streamlines Board process in order to conserve time for the consideration of the important matters the Board needs to address. Mr. Pike currently serves as Chairman of the Board and as the Chief Executive Officer.

Lead Independent Director	The lead independent director (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors, (ii) has the authority to call meetings of non-management directors, (iii) advises the Nominating and Governance Committee on the selection of committee chairs, (iv) advises the Chairman on the agenda for Board meetings and governance matters, (v) determines with the Chairman the nature and extent of information provided to the Board in advance of Board and committee meetings, (vi) works with the Chairman to propose an annual schedule of major discussion items for the Board’s approval and (vii) serves as a liaison between the Chairman and the independent directors. Mr. Sullivan currently serves as the lead independent director.

Independent Oversight	Independent directors comprise more than 60% of the Board and 100% of the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Committee Chairs	All chairs of the Board’s committees are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings and act as a liaison between committee members and the Board and between committee members and senior management.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance
J. Eric Pike
Charles E. Bayless	Chair	X	X
James R. Helvey III	X	Chair	X
Robert D. Lindsay
Peter Pace	X	X	Chair
Daniel J. Sullivan III	X	X	X
J. Russell Triedman
James L. Turner	X	X	X

Each above committee of the Board functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Functions and Additional Information	Number of Meetings in Fiscal 2012
Audit Committee	• Acts on behalf of the Board in its oversight of accounting and financial reporting processes, internal controls and audit functions	4
	• Reviews and discusses with the independent registered public accounting firm the annual and quarterly financial statements and earnings releases

•        Considers and approves any non-audit services proposed to be performed by the independent registered public accounting firm

•        Oversees compliance with significant regulatory requirements, including FCPA

	• Assists the Board in its oversight of enterprise risk management

•        The Board has determined that Messrs. Bayless and Helvey are “audit committee financial experts” within the meaning of the SEC rules and that Messrs. Bayless and Helvey are “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, the Director Independence Standards and the NYSE rules.

	• Reports regularly to the Board

Compensation Committee	• Administers the executive compensation plans	6
	• Reviews and establishes the compensation of the executive officers
	• Reviews and approves the compensation of the members of the Board
	• Reviews and approves employment offers and arrangements, and other benefits for each executive officer
	• Oversees regulatory compliance and risk regarding compensation matters
	• Reports regularly to the Board

Nominating and Governance Committee	• Identifies, evaluates and recommends director candidates to the Board	3
	• Reviews and approves related person transactions
	• Considers and recommends to the Board other actions relating to corporate governance
	• Reports regularly to the Board

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board held seven meetings during fiscal year 2012. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal year 2012. It is the Board’s policy that the directors should attend the Company’s annual meeting of stockholders absent exceptional circumstances. Six of the incumbent directors attended the 2011 annual meeting of stockholders.

The Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and the independent directors will meet in an executive session at least once annually. Mr. Sullivan, as the lead independent director, presides at the executive sessions of the non-management directors and of the independent directors.

Director Nomination Process

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in the Corporate Governance Guidelines, which include considering:

•	a candidate’s roles and contributions to the business community;

•

a candidate’s personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	a candidate’s relevant knowledge and diversity of background, viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity;

•	whether a candidate is free of conflicts and has the time required for preparation for and attendance at all meetings; and

•	applicable listing standards of the New York Stock Exchange (“NYSE”).

The above-listed criteria is considered in light of (i) a stockholders agreement the Company entered into in 2002 with LGB Pike II LLC, an affiliate of Lindsay Goldberg, and certain other stockholders, including members of management, which requires LGB Pike II LLC and its affiliates to vote their shares of the Company common stock for J. Eric Pike to be a member of the Board for so long as he is the Chief Executive Officer and controls at least 1,321,965 shares of the Company common stock and (ii) the Company’s relationship with Lindsay Goldberg and its affiliates.

During the selection process, the Nominating and Governance Committee will seek inclusion and diversity within the Board. The Nominating and Governance Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.

Stockholder Recommendations of Director Candidates

Recommendations by stockholders for director candidates to be considered for the 2013 annual meeting of stockholders must be delivered to or mailed and received by the Company’s Secretary not earlier than the close of business on July 4, 2013 and not later than the close of business on August 3, 2013. Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 annual meeting of stockholders must be received no later than May 22, 2013.

Notice of a director nomination must be submitted in accordance with the requirements set forth in Pike’s bylaws, which include requirements to provide the name and address of the stockholder making the recommendation, a representation that the recommending stockholder is a record holder of Pike common stock, all information regarding the nominee that would be required to be set forth in a proxy statement and the consent of the nominee to serve as a director. Such information should be sent to: Nominating and Governance Committee, c/o Corporate Secretary, Pike Electric Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the proxy statement; however, the Nominating and Governance Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s executive management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Nominating and Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

As set forth in the Nominating and Governance Committee’s charter, which is available on the Company’s website, http://www.pike.com, in the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers: (i) the nature of the related person’s interest in the transaction, including the actual or apparent conflict of interest of the related person; (ii) the material terms of the transaction and their commercial reasonableness; (iii) the significance of the transaction to the related person; (iv) the significance of the transaction to the Company and the benefits and perceived benefits, or lack thereof, to the Company; (v) opportunity costs of alternate transactions; (vi) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and (vii) any other matters the Committee deems appropriate.

Related Person Transactions

Pike, LGB Pike LLC, a company affiliated with Lindsay Goldberg, and certain other stockholders, including certain of Pike’s officers, are parties to a stockholders agreement dated April 18, 2002, as amended, which provides such stockholders registration rights for their shares of Pike common stock. Specifically, each of the stockholders party to the stockholders agreement has “piggyback” registration rights where, if Pike proposes to register any Pike securities for sale for Pike’s own account, other than a registration in connection with an employee benefit or similar plan or an acquisition or an exchange offer, Pike will be required to provide them the opportunity to participate in such registration. In addition to its piggyback registration rights, LGB Pike LLC and its affiliates have the right to require Pike to file registration statements, or “demand registrations,” covering shares of Pike common stock that they hold. On September 7, 2006, Pike filed a registration statement registering the resale of 8,000,000 shares of Pike common stock held by LGB Pike II LLC, which was declared effective by the SEC on September 20, 2006. The stockholders agreement also requires LGB Pike II LLC and its affiliates to vote their shares of Pike common stock for J. Eric Pike to be a member of the Board for so long as he is the Chief Executive Officer and controls at least 1,321,965 shares of Pike common stock.

The Board’s Role in Risk Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to designated Board committees (which are compromised solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

•

Audit Committee oversees risks related to financial controls, capital structure of the enterprise (including borrowing, liquidity, allocation of capital, major capital transactions and expenditures), legal, regulatory and compliance risks, and the overall risk management governance structure and risk management function;

•	Compensation Committee oversees the Company’s compensation programs to ensure they do not incentivize excessive risk-taking; and

•

Nominating and Governance Committee oversees issues that may create governance risks, such as Board composition, director selection, director and management succession planning and related person transactions.

During fiscal year 2012, the full Board received reports on the most important strategic issues and risks facing the Company. In addition, the Board and committees routinely receive reports from management regarding enterprise risk assessments and risk management practices.

The Board believes that its leadership structure supports the risk oversight function. Specifically, the Board believes that Mr. Pike, with his in-depth knowledge and understanding of the Company’s business and the industry, is better able to bring key strategic and business issues and risks to the Board’s attention than would a non-executive Chairman of the Board. Additionally, as indicated above, certain important categories of risk are assigned to committees, consisting of fully independent directors, that receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight along with full Board responsibility and review.

Compensation Committee Consultant

The Compensation Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. In May 2010, the Compensation Committee retained Compensation Advisory Partners, LLC (“CAP”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Compensation Committee has renewed this engagement each year since. The independence of CAP, as compensation consultant, has been reviewed and confirmed by the Compensation Committee. Neither CAP nor any of its affiliates provide any services to Pike except for services related solely to executive officer and director compensation.

Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of Pike’s directors, including its non-management directors, by sending a written communication to a director c/o Corporate Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030. In addition, any party who has concerns about the accounting, internal controls or auditing matters may contact the Audit Committee directly at such address or by calling toll-free 1-800-997-7718. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters or officer conduct are sent immediately to the chair of the Audit Committee. Pike generally will not forward to directors a stockholder communication that Pike determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Pike.

Director Compensation

The Company’s director compensation policy provides that each director who is considered “independent” within the meaning of Section 303A.02 of the NYSE Listed Company Manual will receive compensation for service on the Board. Non-independent directors (currently Messrs. Pike, Lindsay and Triedman) receive no compensation for their service as directors. The following table shows the compensation paid to each non-management director who served on the Board in fiscal year 2012:

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Charles E. Bayless	78,017	69,998	148,015
James R. Helvey III	74,017	69,998	144,015
Robert D. Lindsay	—	—	—
Peter Pace	74,017	69,998	144,015
Daniel J. Sullivan III	94,017	69,998	164,015
Louis F. Terhar (3)	63,017	69,998	133,015
J. Russell Triedman	—	—	—

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2012.

(2)

Represents the full grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that Pike would expense in the financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the notes to the audited, consolidated financial statements included in the Annual Report on Form 10-K. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

The following table shows the number of shares of restricted stock and restricted stock units held by each non-management director as of June 30, 2012:

Name	Shares of Restricted Common Stock Outstanding (#)	Restricted Stock Units Outstanding (#)
Charles E. Bayless	—	9,358
James R. Helvey III	776	9,358
Peter Pace	—	9,358
Daniel J. Sullivan III	776	9,358
Louis F. Terhar	—	9,358

(3)	Mr. Terhar resigned from the Board effective August 31, 2012.

The Compensation Committee reviews and approves compensation of the members of the Board. In approving director compensation, the Compensation Committee considers recommendations of its outside compensation consultant and makes such modifications it deems appropriate. The Board approved the director compensation policy on November 3, 2011, following consultation with its outside advisor, CAP. Compensation for Pike’s independent directors is as follows:

•

an annual grant of $70,000 in shares of restricted stock units one day following election to the Board at the annual stockholders’ meeting, vesting in full on the earlier of the first anniversary of the grant date or immediately before the next annual stockholders’ meeting;

•	an annual fee of $45,000 in cash payable in quarterly installments;

•	$1,000 in cash for each Board meeting attended;

•	$500 in cash for each committee meeting attended;

•	$15,000 annual retainer for the lead independent director and the chair of the Audit Committee;

•	$10,000 annual retainer for the chairs of the Compensation Committee and the Nominating and Governance Committee; and

•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

Executive Officers

Set forth below is a list of names and ages of the Company’s executive officers indicating all positions and offices held by each such person and each person’s principal occupations or employment during the past five years. Each officer is elected annually by the Board.

J. Eric Pike. Mr. Pike, age 44, is the Chairman of the Board and Chief Executive Officer. Mr. Pike has been President of Pike since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. Additional information about Mr. Pike can be found under “Proposal 1: Election of Directors” on pages 8 and 9 of this Proxy Statement.

Anthony K. Slater. Mr. Slater, age 42, has been Chief Financial Officer since August 2006 and Executive Vice President since May 2009. Mr. Slater is responsible for financial reporting and the supervision of all finance and accounting functions, corporate planning, and mergers and acquisitions. Prior to assuming this position, Mr. Slater served as the Vice President of Finance beginning in February 2006. Mr. Slater served as the Chief Financial Officer of Universal Solutions International, Inc., a provider of supply chain analysis and reverse logistic services, from January 2005 to December 2005 and as Vice President of Finance and Accounting as well as Secretary from July 2003 until December 2004. Prior to joining Universal Solutions, he served as Vice President of Accounting and Financial Reporting for Konover Property Trust Inc., a self-administered REIT, from 1999 to 2002. Mr. Slater graduated from North Carolina State University with a B.A. in Accounting and also is a certified public accountant.

Audie G. Simmons. Mr. Simmons, age 56, has been Executive Vice President of Operations since November 2008 and serves as the principal operating officer. Mr. Simmons has over 25 years of operational experience with Pike, including serving as the Senior Vice President of Operations from November 2006 until November 2008 and as Vice President of Fleet and Operations immediately prior to becoming Senior Vice President of Operations.

James T. Benfield. Mr. Benfield, age 50, has been President of Pike Electric, LLC since October 2010 and previously was the Senior Vice President of Operations from November 2008 until October 2010. He is responsible for managing and supervising Pike Electric, LLC, whose operational focus is on construction and maintenance of substation, distribution (underground and overhead) and transmission with voltages up to 345 kV with a non-unionized workforce throughout the South, Southeast and Midatlantic United States. He joined the Company in 1985 as a project manager. Previously, he has served as a regional vice president of operations in several operating regions. Mr. Benfield received a B.S. in Electrical Engineering from North Carolina State University.

Timothy G. Harshbarger. Mr. Harshbarger, age 52, has been Senior Vice President of Human Resources since August 2007 and is responsible for managing and supervising the Company’s human resources and risk management. Prior to assuming this position, Mr. Harshbarger spent 21 years at American Electric Power where he held a number of positions including Executive Assistant to the Chairman/CEO, Vice President of HR Services & Operations and Director Business Development. He received his B.S. from Purdue University and his M.B.A. from The Ohio State University’s Fisher College of Business.

Compensation Discussion and Analysis

This section explains Pike’s executive compensation program as it relates to the following “named executive officers” of the Company:

J. Eric Pike	Chairman of the Board and Chief Executive Officer
Anthony K. Slater	Executive Vice President and Chief Financial Officer
Audie G. Simmons	Executive Vice President of Operations
James T. Benfield	President, Pike Electric, LLC
Timothy G. Harshbarger	Senior Vice President of Human Resources

This discussion includes statements regarding financial and operating performance targets in the limited context of the executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

This discussion is divided into five parts:

I.	Executive Summary
II.	Executive Compensation Program Objectives
III.	Determining Executive Compensation for Fiscal 2012
IV.	Other Benefits and Executive Compensation Policies
V.	2011 Say-on-Pay Advisory Vote

I.	Executive Summary

The Company entered fiscal 2012 expecting a challenging year, especially given the continuing fragile nature of the global economic environment and the uncertainty about levels of demand from customers. In view of these conditions, the Compensation Committee of the Board (the “Committee”) kept in place base salary reductions voluntarily made by the named executive officers during fiscal 2010.

The Committee is committed to providing its executives with compensation opportunities that are tied to Company performance and stockholder value creation. For this reason, the Committee adopted a performance-based annual bonus plan for fiscal 2012 that provided an opportunity for the named executive officers to earn incentive compensation based on the achievement of pre-established Company and individual level performance goals. The Company’s financial results improved significantly in fiscal 2012, and based on those results and the achievement of other operational goals, the named executive officers earned above-target awards under the 2012 annual bonus plan as described on pages 25 and 26.

The Committee also awarded a discretionary bonus to certain named executive officers as described on page 26 for their roles in the successful completion of the Pine Valley Power and UC Synergetic acquisitions and the related post-acquisition integration projects. The Committee made the discretionary awards because the value of these important strategic accomplishments was not measured by the performance goals under the 2012 annual bonus plan.

II.	Executive Compensation Program Objectives

The executive compensation program is designed to further the goals of continued long-term success and creation of stockholder value. The primary objectives of the compensation program are to:

•	Attract and retain executive officers of outstanding quality by offering competitive annual base salaries;

•	Reward the achievement of annual financial performance and strategic goals that the Board and management believe will lead to long-term growth in stockholder value;

•	Align executive officers’ interests with those of stockholders through equity awards; and

•

Reinforce a culture of teamwork, customer satisfaction and workforce safety and promote revenue growth, which the Board and management believe are essential to maintaining a competitive advantage in Pike’s industry.

To accomplish these objectives, the compensation philosophy is as follows:

•	Position base salaries between the 50th and 75th percentiles of executive compensation market surveys approved by the Committee;

•

Position target awards for annual and long-term performance between the 50th and 75th percentiles of the approved compensation market surveys and of companies identified and approved by the Committee as representing a peer group for Pike;

•	Position total cash compensation and total direct compensation at or above the 50th percentile of the approved compensation market surveys and the approved peer group;

•	Obtain updated market information at least every two years from the Committee’s consultant for both executive compensation market surveys and peer group companies approved by the Committee;

•

Establish performance metrics and targets for annual incentives that will result in total cash compensation above the targeted range when Pike performs well and below the targeted range when Pike does not; and

•

Align executive officers’ interests with long-term stockholder interests by making annual grants of long-term incentive awards, in the form of a balanced mix of stock options and restricted stock units, which vest over three years and result in total direct compensation realized over time that should be above the targeted range when Pike performs well and below the targeted range when Pike does not.

The Committee oversees the compensation program for the executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each named executive officer.

III.	Determining Executive Compensation for Fiscal 2012

Elements of Compensation

The compensation program has three principal elements:

Element	Description	Purpose
Base Salary	Fixed cash compensation based on position, responsibility, individual performance, tenure and potential.	Provide a competitive, fixed, baseline level of cash compensation.

Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate officers to achieve annual strategic and financial goals.

Long-Term Incentive Compensation	Restricted stock units and stock options. Awards vest in equal annual increments over a three-year period.	Attract officer talent, promote retention, motivate officers to achieve long-term strategic and financial goals, and align to long-term stockholder interests.

The Committee believes the use of these elements provides an appropriate balance between rewarding performance, both short and long-term, and encouraging retention.

Base Salaries

Base salaries are the foundation of the compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, tenure and potential. Base salary levels also impact amounts paid under other elements of the executive compensation program, including annual bonuses, long-term performance awards and retirement benefits. The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in similar activities and with other businesses of comparable size and scope that compete with the Company for executive talent. To attract and retain the level of talent necessary for the Company to succeed, the Committee expects that the base salaries generally will be between the 50th and 75th percentiles of the range of base salaries for comparable positions when compared to the executive compensation market surveys and the Company’s peer group. Based on benchmarking conducted in 2010, the named executive officers’ base salary levels were generally positioned between the median and 75th percentile of the peer group used, and subsequently the Company’s CEO voluntarily reduced his base salary by 15% and the other executive officers voluntarily reduced their base salaries by 10% due to the difficult economy in which the Company operated in an effort to reduce fixed overhead expenses. The annual base salary rates of the named executive officers are as follows:

Name	FY 2012 Base Salary
J. Eric Pike	$676,260
Anthony K. Slater	$390,150
Audie G. Simmons	$411,900
James T. Benfield	$342,867
Timothy G. Harshbarger	$293,760

Annual Bonus Plan

The executive officers participated in an annual bonus plan in fiscal 2012, which provided each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance. The criteria adopted for payment of the executive officers’ awards is as follows:

Criteria	Rationale
Earnings Per Share (“EPS”) (before incentive accrual)	Focuses executives on improving financial performance on an annual basis.

Company-wide safety measured by the OSHA recordable incident rate for the fiscal year (“Safety Goal”)	Workforce safety is a very high priority for Pike and impacts not only the health and welfare of employees but is continuously monitored and evaluated by customers.

Individual achievement of three specified personal goals (“Personal Goals”)	Provides financial reward for achievement of strategic initiatives and high priority projects assigned to specific individuals.

The Committee established EPS as the primary goal in the weighting of these factors. In fact, no awards could be earned for fiscal 2012 regardless of the achievement of the Safety Goal or Personal Goals unless the threshold level of EPS was achieved, as the Committee believes being a profitable enterprise is a condition precedent to an incentive award being paid. The Committee believes this balanced mix of performance measures is an effective motivator because these metrics correlate directly with the historical success factors of the Company and the executives’ ability to impact these performance results is clear.

Each executive officer was assigned a target award based on a percentage of base salary, a threshold level below which no amounts would be payable, and a maximum award representing 150% of such executive’s target award. Payouts were determined on a linear basis for achievement between threshold and target and between target and maximum award levels. The Committee believes the bonus targets and criteria were established at levels that are achievable but require a sustained level of high performance in areas important to continued success and growth. The Committee approved incentive targets as a percentage of base salary paid based on the Committee’s views of the scope of the job and market data. The approved target awards for fiscal 2012 for the named executive officers as a percentage of base salary are: Mr. Pike—75%; Mr. Slater—55%; Mr. Simmons—60%; Mr. Benfield—50%; and Mr. Harshbarger—50%.

The following chart shows the threshold, target and maximum levels for EPS (before payment of fiscal 2012 annual bonuses), Safety Goal and Personal Goals for fiscal 2012:

Payout Level	EPS (60%)	Safety Goal (10%)	Personal Goals (# attained) (30%)
Threshold (50% Payout)	$0.274	3.65	1
Target (100% Payout)	$0.379	2.90	2
Maximum (150% Payout)	$0.483	2.15	3

For fiscal 2012, actual EPS was $0.404 (before payment of fiscal 2012 annual bonuses) and the safety rate was 2.35. The Personal Goal component was based on each named executive officer’s achievement of pre-established objectives for his department and area of responsibility that support the Company’s overall business plan and longer term strategic objectives. Each officer was assigned three Personal Goals, and for fiscal year 2012, each executive officer achieved all three goals. This overall performance resulted in payouts equal to 125.87% of the target level. The actual payouts for the named executive officers are shown in the following table:

Name	FY 2012 Annual Bonus Earned
J. Eric Pike	$638,448
Anthony K. Slater	$270,113
Audie G. Simmons	$311,095
James T. Benfield	$212,369
Timothy G. Harshbarger	$184,890

Acquisition Bonus

The Committee awarded discretionary bonuses totaling $300,000 to 27 members of Company management in recognition of their work on the successful Pine Valley Power and UC Synergetic acquisitions and the associated integration activities. The acquisitions were important to the strategic direction of the Company and further expanded the Company’s ability to provide a full portfolio of energy delivery solutions to its customers. The recipients of the discretionary bonuses included Messrs. Pike, Slater, Simmons and Harshbarger, each of whom received a bonus of $30,000.

Long-Term Incentive Compensation

The third key element of the compensation program is providing equity incentives to executive officers to attract officer talent, align their interests with the long-term interests of stockholders, encourage retention, and provide an incentive to achieve long-term strategic and financial goals. The Company maintains both the 2005 and 2008 Omnibus Incentive Compensation Plans under which the Company may grant equity awards.

The Committee grants long-term equity incentive compensation through awards of stock options and restricted stock units that vest in equal amounts over a three-year period commencing on the date of grant. The Committee believes that stock options provide officers with an incentive for future financial performance since these options will not be of value to executives unless the Company continues to grow its revenue and net income, achieve its strategic goals and cause its stock price to increase. The Committee believes restricted stock units with time-based vesting provide a reasonable incentive for officers to perform, an opportunity for officers’ interests to be aligned with stockholders upon grant of the award, and an effective employment retention tool. Given the beneficial ownership by Messrs. Pike and Simmons of common stock, the Committee directs that any restricted stock units granted to them will be settled in cash rather than shares of common stock.

The Committee sets the long-term incentive award level based on a percentage of base salary by taking into the account the goal of positioning total direct compensation opportunities between the median and 75th percentiles of the market survey data and peer group information. Given the historical fluctuations in the Company’s stock price based on hurricane season activities, the Committee grants long-term equity awards at its mid-year meeting in February.

The Committee approved the following long-term incentive awards for the executive officers for fiscal 2012: Mr. Pike—$1,014,388; Mr. Slater—$323,827; Mr. Simmons—$370,709; Mr. Benfield—$205,719; and Mr. Harshbarger—$176,259. These amounts were awarded to each executive 50% in restricted stock units (which for Messrs. Pike and Simmons the Committee determined would be settled in cash due to the size of their equity ownership) and 50% in stock options (the portion in stock options being determined using a Black-Scholes stock option valuation methodology). The table below summarizes the number of restricted stock units and stock options awarded to executive officers in February 2012, where restricted stock units were valued on the date of award approval and the stock options were priced on the first trading day of the month immediately following the date of award approval pursuant to the 2008 Omnibus Incentive Compensation Plan:

Name	Restricted Stock Units (#)	Stock Options (#)
J. Eric Pike	62,539	130,108
Anthony K. Slater	19,965	41,534
Audie G. Simmons	22,855	47,548
James T. Benfield	12,683	26,386
Timothy G. Harshbarger	10,867	22,607

Role of Compensation Consultant

Since May 2010, the Committee has retained Compensation Advisory Partners (CAP) as its compensation consultant regarding executive officer and director compensation. At the Committee’s request, CAP reviewed the compensation program and amounts paid to executive officers for fiscal 2011 and the proposed amounts for fiscal 2012, confirmed to the Committee that these amounts were consistent with the compensation philosophy and did not recommend any changes to compensation program target award opportunities for executive officers.

Compensation Benchmarking

In making its compensation decisions, the Committee relies upon comparisons of Pike’s compensation program and compensation opportunities relative to the compensation paid to similarly-situated executives at peer group companies. This approach ensures that the compensation program and cost structure allow Pike to remain competitive in its markets. The Committee engages its compensation consultant to perform a compensation benchmarking analysis every other year. In May 2010, CAP performed this analysis using the following peer group companies: Comfort Systems USA, Inc.; Dycom Industries, Inc.; Insituform Technologies, LLC; Integrated Electrical Services, Inc.; MasTec, Inc.; Matrix Service Company; Michael Baker Corporation; MYR Group Inc.; Quanta Services, Inc.; Tetra Tech, Inc.; and Willbros Group, Inc. The Committee believed the peer group was representative of the sector in which Pike operated at the time, and the peer group members were chosen based on the relative size of the companies as measured by revenue, EBITDA, market capitalization, industry space, and the role and responsibilities of the companies’ executive officers. The 2010 benchmarking showed that the total target compensation levels for the named executive officers were all positioned between the median and 75th percentile of the peer group and aligned with the Company’s pay philosophy. Based on this positioning, the Committee did not make any changes to the total target compensation levels for the named executive officers for fiscal 2012.

In May 2012, at the Committee’s request, CAP reviewed the compensation program and performed a competitive analysis of the program, including each of the various components of the compensation program, against competitive benchmarking studies. CAP’s analysis used the following peer group companies: Aegion Corporation (formerly known as Insituform Technologies, LLC); Comfort Systems USA, Inc.; Dycom Industries, Inc.; Integrated Electrical Services, Inc.; MasTec, Inc.; Matrix Service Company; Michael Baker Corporation; MYR Group Inc.; Quanta Services, Inc.; Sterling Construction Company, Inc.; Tetra Tech, Inc.; UniTek Global Services, Inc.; and Willbros Group, Inc. Sterling Construction Company, Inc. and UniTek Global Services, Inc. were added to the peer group to cause the median revenue and market capitalization of the peer group to align more closely with the revenue and market capitalization of the Company. CAP’s analysis concluded that, based on the Company’s projected financial performance through the end of the year, the relationship between the estimated executive compensation levels for fiscal 2012 and the Company’s 2012 performance is generally well-aligned compared to the peer group companies.

IV.	Other Benefits and Executive Compensation Policies

401(k) Savings Plan and Deferred Compensation Plan

The Company maintains a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Tax Code”) for substantially all employees who are not subject to collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the Tax Code.

The Company also maintains the Pike Compensation Deferral Plan in order to provide the named executive officers and other eligible employees a means to save for retirement on a tax-deferred basis beyond the Tax Code limits. Participants may also receive limited employer matching contributions to make up for certain matching contributions that could not be made to the 401(k) plan due to the Tax Code limits. The plan is an unfunded, unsecured arrangement offering participants several deemed investment alternatives that operate similarly to the investment alternatives available under the 401(k) plan. The Company maintains a rabbi trust to informally fund the plan. The assets in the trust remain general assets of the Company, and do not offer protection for plan participants in the event of corporate insolvency.

Medical Benefits and Insurance

Officers, including the executive officers, are eligible to participate in group medical benefits insurance program, which includes group health, dental and vision, on the same basis as other employees. In addition, officers, including the executive officers, participated in a fully insured medical expense reimbursement plan in fiscal 2012 which provided up to $7,500 to cover healthcare expenses at a cost to the Company of $6,505 per officer. This reimbursement plan was terminated and is no longer available.

Life and Disability Insurance

Pike provided its officers, including executive officers, (a) basic life insurance with a death benefit of two times current base salary capped at $750,000 and supplemental life insurance with a death benefit of one times current base salary capped at $750,000, (b) accidental death and dismemberment insurance with a death benefit of two times current base salary capped at $750,000, (c) basic short-term and long-term group disability benefits, plus an individual supplemental long-term disability policy, that together provide 100% of salary for the first six months and 65% of salary for the remainder of the disability coverage period (generally ending no later than age 65 or a later date specified in the policy for disability that commences after age 60), and (d) supplemental accidental death and dismemberment coverage with a death benefit of $250,000.

Retirement

Pike has a retirement policy that, upon the retirement of certain executive officers who are at least 55 years of age and have been an employee for 10 years or more, entitles such officers to receive the following: (a) the Company vehicle used by the officer at the time of retirement or the cash value of such vehicle; (b) continued medical, dental and vision coverage; and (c) continued life insurance coverage in the amount equal to two times current base salary capped at $750,000. Continuation of medical, dental, vision and life insurance for the officer will continue until the earlier of the date that officer attains age 65 or becomes eligible for Medicare. Coverage will also end if the officer becomes eligible for coverage under another program. Spouses and other dependents of that officer also receive post-retirement group medical, dental and vision coverage through age 65 for spouses and generally through age 26 for other dependents.

Other Benefits

Company officers, including the executive officers, are each provided a Company vehicle and fuel. The Company also provides income tax gross-up payments to executives in order to compensate them for taxes which may be imposed based upon their personal use of a Company vehicle and fuel. The Committee believes providing a Company vehicle and fuel is appropriate given the Company’s geographic location and the officers’ required travel and customer interaction. The tax gross up is provided to make the cost of the vehicle and fuel neutral to the officers. In accordance with Mr. Pike’s employment agreement, he is eligible for up to fifty hours of personal use of Company aircraft per year so long as this use does not interfere with the normal business use of the aircraft.

Policy Regarding Timing of Equity Grants

Executives derive value from their options based on the appreciation in the value of the underlying shares of Pike common stock. The exercise or base price is the average of the intraday high and low prices of Pike common stock on the NYSE on the date the awards are granted. In addition, Pike has a policy of granting options on the first trading day of the month immediately following the date of award approval. Pike does not coordinate the timing of awards with the release of material non-public information.

Short-Selling Prohibition

The Company does not allow its executives to speculate in the Company’s stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases) and/or buying or selling publicly traded options, including writing covered calls.

Agreements with Executives

The Company has entered into employment agreements and long-term equity agreements with each executive officer. The employment agreements provide each executive officer with an annual base salary, the opportunity for annual incentive compensation, and certain other benefits and employment terms.

The Company does not have any change in control agreements with its executive officers. However, the employment agreements of each executive officer provide for severance payments and benefit continuation in the event of termination of employment under certain circumstances. The intent of the program is to attract key executives to the Company as well as to assure the services of key executives and the continuity of operations during periods of uncertainty associated with potential changes in control. When approving such agreements, the Committee determined that the severance periods and amounts contained in the employment agreements for executive officers were consistent with those offered to similarly situated executives and necessary to achieve the Company’s overall compensation objectives.

Mr. Pike’s employment agreement provides that, if his employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in his employment agreement), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of health and welfare benefits that he was receiving as of the last day of his employment. In addition, all unvested stock options and restricted stock then held by Mr. Pike will automatically become vested and exercisable if his employment is terminated by the Company without Cause, by him for Good Reason or due to his death, Disability (as defined in his employment agreement) or legal incapacity. The foregoing severance benefits are subject to Mr. Pike abiding by the confidentiality, non-disclosure, non-solicitation and non-competition provisions of his employment agreement.

Under the terms of the employment agreements with executive officers other than Mr. Pike, if any such executive is terminated for any reason other than death, Disability or Cause or if such executive resigns for Good Reason (as each such term is defined in the relevant employment agreement), he will be entitled to (a) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, or, at the discretion of the Board in a lump sum and (b) continuation of his health and welfare benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date he first becomes entitled to health insurance benefits under any plan maintained by any person for whom he provides services as an employee or otherwise. The foregoing severance benefits are subject to such executive entering into and not revoking a release of claims in favor of the Company and abiding by the non-competition provisions of the agreement. In addition, the agreements provide the Company the ability to extend the term of the executive’s restrictive covenant obligations for a subsequent 12-month period, as long as the Company continues to provide the executive with the foregoing severance benefits for the subsequent 12-month period.

The 2005 Omnibus Incentive Compensation Plan and the 2008 Omnibus Incentive Compensation Plan contain provisions that trigger upon a “change in control” as defined in such plans. Under the plans, unless awards are assumed or replaced in connection with the transaction, all outstanding awards will automatically be deemed exercisable and vested without restriction immediately prior to such change of control, and all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been obtained.

Tax and Accounting Considerations

Section 162(m) of the Tax Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to certain covered executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Committee carefully considers the impact of Section 162(m) in designing compensation programs for, and in making compensation decisions affecting, Section 162(m) covered executives. In order to maintain flexibility in compensating executive officers, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

V.	2011 Say-on-Pay Advisory Vote

At the 2011 annual meeting, the Company’s executive compensation program was approved by 72.5% of the votes cast on the “say-on-pay” advisory vote. The Committee believes the votes cast against the Company’s executive compensation program were the result of a negative say-on-pay voting recommendation issued by one of the two leading proxy advisory firms. The proxy advisory firm recommended a vote against the say-on-pay proposal because the Committee awarded discretionary bonuses to the named executive officers in fiscal 2011, the Committee uses above median compensation benchmarking targets and Mr. Pike’s total compensation is higher than the proxy advisory firm’s peer group median of comparable companies. The Committee did not agree with the recommendation because the discretionary bonuses awarded to the named executive officers were appropriate based on the Committee’s review of Company performance in light of the economic and market forces impacting customer spending on maintenance and new construction as well as management’s ability to continue to achieve the Company’s business objectives, including diversification of services and geographic expansion. The Committee also believes that Mr. Pike’s compensation level is higher than the median because Mr. Pike’s value to the Company is greater than other executives. Mr. Pike possesses strong customer relationships, deep institutional knowledge and broad industry knowledge and would be difficult to replace.

Executive Compensation Tables

The following tables and related narratives present the compensation information for the fiscal years ended June 30, 2012, 2011 and 2010, concerning the named executive officers for fiscal 2012, in the format specified by the SEC.

I.	2012 Summary Compensation Table

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
J. Eric Pike (1)	2012	676,260	30,000	507,191	507,197	638,448	106,915	2,466,011
Chairman and	2011	676,260	516,949	507,175	507,174	—	78,268	2,285,826
Chief Executive Officer	2010	728,745	—	596,694	596,694	—	60,396	1,982,529

Anthony K. Slater	2012	390,150	30,000	161,916	161,911	270,113	28,059	1,042,149
Executive Vice President and	2011	390,150	218,709	161,911	197,472	—	25,997	994,239
Chief Financial Officer	2010	409,160	—	179,902	179,901	—	29,108	798,071

Audie G. Simmons	2012	411,900	30,000	185,354	185,355	311,095	27,163	1,150,867
Executive Vice President	2011	411,900	251,893	185,352	185,353	—	32,208	1,066,706
of Operations	2010	431,886	—	205,943	205,947	—	36,341	880,117

James T. Benfield	2012	342,867	—	102,859	102,860	212,369	33,362	794,317
President, Pike Electric, LLC	2011	342,867	174,730	102,857	102,859	—	27,265	750,578
	2010	359,436	—	114,287	114,290	—	36,704	624,717

Timothy G. Harshbarger	2012	293,760	30,000	88,131	88,128	184,890	27,542	712,451
Senior Vice President of Human Resources

(1)	Mr. Pike does not receive any compensation for his service on the Board.

Bonus (Column (d))

The amount shown in the “Bonus” column represents discretionary bonus awards for the successful completion of the Pine Valley Power and UC Synergetic acquisitions and related integration projects, with respect to fiscal 2012, and for the achievement of strategic and operating initiatives, with respect to fiscal 2011.

Stock Awards (Column (e))

The amount shown in the “Stock Awards” column represents the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that Pike would expense in its financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the notes to the audited, consolidated financial statements included in the Annual Report on Form 10-K. These amounts reflect the accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

Option Awards (Column (f))

The amount shown in the “Option Awards” column represents the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that Pike would expense in its financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the notes to the audited, consolidated financial statements included in the Annual Report on Form 10-K.

These amounts reflect the accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

Non-Equity Incentive Plan Compensation (Column (g))

The amount shown in the “Non-Equity Incentive Plan Compensation” column represents the bonus earned under the Annual Bonus Plan for fiscal 2012. The performance metrics under the 2012 Annual Bonus Plan and the level of achievement of those metrics is described on pages 25 and 26.

All Other Compensation (Column (h))

The following table describes each component of the “All Other Compensation” column for fiscal 2012. The amounts shown reflect the incremental cost to Pike for each of the benefits.

Name	Personal Use of Company Aircraft ($)	Personal Use of Company Vehicle ($)	Tax Reimbursement Payments ($)	Health Insurance ($)	Matching Employer Contributions to Retirement Plans ($)	Unused Vacation ($)	Total ($)
Mr. Pike	64,716	10,707	7,082	6,505	4,900	13,005	106,915
Mr. Slater	—	11,108	7,347	6,505	3,099	—	28,059
Mr. Simmons	—	5,861	3,877	6,505	2,999	7,921	27,163
Mr. Benfield	—	7,818	5,171	6,505	3,318	10,550	33,362
Mr. Harshbarger	—	10,529	6,964	6,505	3,544	—	27,542

For fiscal 2012, personal use of Company aircraft was calculated based on aggregate incremental cost to the Company for each hour of personal aircraft usage. The incremental costs include fuel, repair costs, parking and runway fees and other similar variable costs. Personal use of Company vehicle represents the approximate cost to the Company of ownership, maintenance, insurance and fuel for the executive’s vehicle. Tax reimbursement payments represent the approximate cost to the Company for tax gross-up payments to the executives in connection with their personal use of Company vehicles. Health insurance represents the premium payable by the Company for such executive’s participation in a medical expense reimbursement plan. With respect to unused vacation, up to 40 hours of such unused vacation may be rolled into the next year with any remaining balance converted to cash compensation in an amount equal to the number of unused vacation hours multiplied times the employee’s current rate of pay. The amount shown above represents the unused vacation converted to cash compensation in fiscal 2012.

II.	2012 Grants of Plan-Based Awards

The following table shows grants of plan-based awards approved for the named executive officers during the fiscal year ended June 30, 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Stock Awards	Option Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#) (2)	Number of Securities Underlying Options (#) (3)	Exercise Price ($/Sh)	Closing Market Price of Security on Date of Grant ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Mr. Pike	02/01/2012	02/01/2012	—	—	—	62,539	—	—	—	507,191
	03/01/2012	02/01/2012	—	—	—	—	130,108	9.22	9.14	507,197
	—	—	253,598	507,195	760,793	—	—	—	—	—

Mr. Slater	02/01/2012	02/01/2012	—	—	—	19,965	—	—	—	161,916
	03/01/2012	02/01/2012	41,534	9.22	9.14	—	41,534	9.22	9.14	161,911
	—	—	107,291	214,583	321,874	—	—	—	—	—

Mr. Simmons	02/01/2012	02/01/2012	—	—	—	22,855	—	—	—	185,354
	03/01/2012	02/01/2012	47,548	9.22	9.14	—	47,548	9.22	9.14	185,355
	—	—	123,570	247,139	370,709	—	—	—	—	—

Mr. Benfield	02/01/2012	02/01/2012	—	—	—	12,683	—	—	—	102,859
	03/01/2012	02/01/2012	26,386	9.22	9.14	—	26,386	9.22	9.14	102,860
	—	—	82,613	165,226	247,839	—	—	—	—	—

Mr. Harshbarger	02/01/2012	02/01/2012	—	—	—	10,867	—	—	—	88,131
	03/01/2012	02/01/2012	22,607	9.22	9.14	—	22,607	9.22	9.14	88,128
	—	—	73,440	146,880	220,320	—	—	—	—	—

(1)

The executives were eligible to earn annual incentive compensation under the Company’s Annual Bonus Plan for fiscal year 2012 based on the achievement of performance metrics established at the beginning of the fiscal year by the Committee. The performance levels for the three performance metrics, the actual performance achieved and the amounts earned by the executives for fiscal year 2012 are shown on pages 25 and 26. The amounts earned by the executives are also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Amounts set forth in this column reflect grants of restricted stock units under the 2008 Omnibus Incentive Compensation Plan. These restricted stock unit grants vest in equal installments on the first, second and third anniversary of the grant date.

(3)

Amounts set forth in this column reflect grants of options under the 2008 Omnibus Incentive Compensation Plan. These option grants vest in equal installments on the first, second and third anniversary of the grant date.

(4)

In accordance with the SEC rules, Pike has included this additional column because the exercise price of options Pike awards is based on the mean between the highest and lowest prices at which Pike common stock was sold on the date of grant rather than the closing price on the date of grant.

(5)

Amounts set forth in this column represent the grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the notes to the audited, consolidated financial statements included in the Annual Report on Form 10-K.

III.	Outstanding Equity Awards at Fiscal Year-End 2012

The following table shows the outstanding equity awards held by the named executive officers at June 30, 2012.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mr. Pike	343,746	—		6.51	10/21/2014	—		—
	428,571	—		14.00	7/27/2015	—		—
	27,159	—		18.41	11/1/2016	—		—
	98,475	—		14.25	10/1/2018	—		—
	—	—		—	—	18,606	(2)	143,638
	75,278	37,639	(3)	11.33	9/1/2019	—		—
	—	—		—	—	39,089	(4)	301,767
	38,867	77,736	(5)	9.61	3/1/2021	—		—
	—	—		—	—	62,539	(6)	482,801
	—	130,108	(7)	9.22	3/1/2022	—		—

Mr. Slater	30,000	—		18.18	8/1/2016	—		—
	30,000	—		18.41	11/1/2016	—		—
	10,000	—		18.41	11/1/2016	—		—
	20,000	—		16.16	5/1/2018	—		—
	25,031	—		14.25	10/1/2018	—		—
	—	—		—	—	5,610	(2)	43,309
	—	—		—	—	12,479	(4)	96,338
	22,696	11,348	(3)	11.33	9/1/2019	—		—
	12,500	—		7.27	10/1/2020	—		—
	—	—		—	—	19,965	(6)	154,130
	12,408	24,817	(5)	9.61	3/1/2021	—		—
	—	41,534	(7)	9.22	3/1/2022	—		—

Mr. Simmons	61,904	—		6.51	10/21/2014	—		—
	38,690	—		14.00	7/27/2015	—		—
	10,000	—		18.41	11/1/2016	—		—
	30,000	—		15.70	12/1/2016	—		—
	33,658	—		14.25	10/1/2018	—		—
	—	—		—	—	6,422	(2)	49,578
	25,982	12,991	(3)	11.33	9/1/2019	—		—
	—	—		—	—	14,286	(4)	110,288
	14,204	28,410	(5)	9.61	3/1/2021	—		—
	—	—		—	—	22,855	(6)	176,441
	—	47,548	(7)	9.22	3/1/2022	—		—

Mr. Benfield	61,904	—		6.51	10/21/2014	—		—
	38,690	—		14.00	7/27/2015	—		—
	10,000	—		18.41	11/01/2016	—		—
	30,076	—		8.81	11/03/2018	—		—
	—	—		—	—	3,564	(2)	27,514
	—	—		—	—	7,928	(4)	61,204
	14,418	7,210	(3)	11.33	9/1/2019	—		—
	—	—		—	—	12,683	(6)	97,913
	7,882	15,766	(5)	9.61	3/1/2021	—		—
	—	26,386	(7)	9.22	3/1/2022	—		—

Mr. Harshbarger	24,000	6,000	(8)	15.48	12/1/2017	—		—
	26,275	—		8.81	11/03/2018	—		—
	12,353	6,177	(3)	11.33	9/1/2019	—		—
	6,753	13,508	(5)	9.61	3/1/2021	—		—
	—	22,607	(7)	9.22	3/1/2022	—		—
	—	—		—	—	5,000	(9)	38,600
	—	—		—	—	3,053	(2)	23,569
	—	—		—	—	6,792	(4)	52,434
	—	—		—	—	10,867	(6)	83,893

(1)

The amounts set forth in this column were calculated by multiplying the closing market price of Pike’s common stock on June 29, 2012 ($7.72) by the number of shares, units or other rights held on such date.

(2)	These restricted stock units vested on August 19, 2012.

(3)	These options vested on September 1, 2012.

(4)	These restricted stock units vest in equal annual installments on February 2 of each of 2013 and 2014.

(5)	These options vest in equal annual installments on March 1 of each of 2013 and 2014.

(6)	These restricted stock units vest in equal annual installments on February 1 of each of 2013, 2014 and 2015.

(7)	These options vest in equal annual installments on March 1 of each of 2013, 2014 and 2015.

(8)	These options vest in their entirety on December 1, 2012.

(9)	These restricted shares vest in their entirety on December 1, 2012.

IV.	2012 Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized during the fiscal year ended June 30, 2012 upon vesting of restricted stock or units previously granted to each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares or units acquired on vesting (#)	Value realized on vesting ($) (1)
Mr. Pike	424,217	1,824,133	50,469	391,396
Mr. Slater	—	—	29,981	236,960
Mr. Simmons	231,378	994,925	22,775	170,265
Mr. Benfield	89,977	386,901	11,359	87,467
Mr. Harshbarger	—	—	9,797	75,399

(1)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per share fair market value of Pike common stock on the vesting date.

V.	2012 Non-Qualified Deferred Compensation

We maintain the Pike Compensation Deferral Plan (the “Deferral Plan”), which is a non-qualified deferred compensation plan, for certain of our key executive officers. Messrs. Pike, Slater, Simmons, Benfield and Harshbarger participated in the Deferral Plan during fiscal year 2012. The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferral Plan for fiscal year 2012.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Pike	3,778	1,351	—	—	5,129
Mr. Slater	4,549	1,351	296	—	6,196
Mr. Simmons	18,237	2,999	—	—	21,236
Mr. Benfield	17,528	1,351	—	—	18,879
Mr. Harshbarger	20,647	1,351	—	—	21,998

(1)	Amounts reflected in this column are also reported in the “Salary” column of the Summary Compensation Table for 2012.

(2)	The amounts reported in this column are not reported in the Summary Compensation Table because no earnings under the Deferral Plan are deemed to be above-market or preferential earnings.

VI.	2012 Potential Payments Upon Termination or Change of Control

The following is a summary of certain compensation agreements that Pike has with, and certain plans that Pike maintains for, its executive officers, including the named executive officers, and other material information necessary to an understanding of the Summary Compensation Table and Grants of Plan-Based Awards table above. The following tables show the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of Pike. The amounts shown assume termination of employment or a change of control on June 30, 2012. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Arrangements with J. Eric Pike

Mr. Pike entered into an amended and restated employment agreement on September 24, 2008, that was amended on May 1, 2009. The employment agreement provides for an initial one-year employment term commencing July 1, 2008, after which the agreement automatically extends for additional one-year periods, subject to both Mr. Pike’s and the Company’s right to terminate the agreement upon at least 60 days written notice prior to the expiration of each such term.

The employment agreement provides a base annual salary of $780,000, which may be adjusted up but not down by the Committee. However, for the fiscal year ended June 30, 2012, Mr. Pike voluntarily adjusted his base salary downward to $676,260. In addition to his base salary, Mr. Pike is eligible to receive an annual incentive opportunity and to participate in the long-term incentive plan on such terms and conditions and in such amounts as adopted and approved by the Committee. The employment agreement also provides Mr. Pike the ability to use the Company aircraft for up to 50 flight hours per year for personal use.

Under the terms of the employment agreement, if Mr. Pike’s employment is terminated by the Company without Cause or by Mr. Pike for Good Reason (as such terms are defined below), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of the health, life, disability and other benefits that he was receiving as of the last day of his employment. If Mr. Pike’s employment is terminated by the Company without Cause or due to his death, Disability (as defined in the employment agreement) or legal incapacity or by him for Good Reason, all unvested equity compensation awards then held by Mr. Pike or his estate will automatically become vested and exercisable. If Mr. Pike’s employment is terminated for any other reason, Mr. Pike will be entitled to receive only earned but unpaid benefits.

As defined in Mr. Pike’s employment agreement, “Cause” means Mr. Pike is either (i) convicted of a felony involving moral turpitude or (ii) guilty of gross neglect or willful misconduct in carrying out his duties, resulting in material harm to the Company, unless he believed in good faith he acted in the Company’s best interests; provided, that, with respect to (ii) above, Mr. Pike will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Cause unless such circumstances are not capable of being cured. Mr. Pike may terminate his employment for “Good Reason” if (i) he is assigned duties or responsibilities that are inconsistent with his position as President and Chief Executive Officer, (ii) he suffers a reduction in, or material, adverse interference with, the authorities and duties associated with his position, (iii) the duties of his position change in a materially adverse manner from those at the date his employment agreement was executed or (iv) he is required to relocate to an employment location that is more than 50 miles from his employment location on the execution date of his employment agreement; provided, that the Company will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Good Reason unless such circumstances are not capable of being cured.

If Mr. Pike becomes subject to excise taxes under Section 4999 of the Tax Code, the Company will make a tax gross-up payment to him in an amount sufficient to cover such excise taxes and any interest or penalties thereon. However, if such excise taxes would not be applicable if the value of his payments and benefits were reduced by 5%, Mr. Pike will forfeit the amount of such payments and benefits necessary to avoid incurring such excise taxes and the Company will not have an obligation to provide a tax gross-up payment in connection therewith. If required to forfeit a portion of the payments and benefits, Mr. Pike would choose the particular payments and benefits to be reduced.

The Company may terminate Mr. Pike’s employment due to Disability or legal incapacity if, based upon independent medical advice, the Board determines that due to physical or mental illness Mr. Pike is unable to perform his customary duties for (i) 120 consecutive business days, if he fails to return to his duties within five days of written notice of the end of that 120-day period, or (ii) 130 business days in any 12-month period. In any such event, Mr. Pike is entitled to a continuation of his base salary and other benefits during the 120-day or 130-day period, in addition to the acceleration of any unvested equity compensation awards at such time, as noted above.

Mr. Pike is subject to a non-solicitation provision for 24 months after termination of his employment, as well as a confidentiality provision. In addition, Mr. Pike has agreed to refrain from engaging in certain activities that are competitive with the Company and its business for a period of five years after the termination of his employment. Mr. Pike is entitled to indemnification in his position to the fullest extent permitted by the laws of Delaware.

The Company provides life insurance with a death benefit equal to two times annual base salary capped at $750,000. Additionally, the Company provides supplemental term life insurance with a death benefit equal to one times annual base salary capped at $750,000, basic accidental death coverage with a death benefit equal to two times annual base salary capped at $750,000 and supplemental accidental death and dismemberment coverage with a death benefit of $250,000. In the event Mr. Pike becomes disabled, basic short-term and long-term group disability plans, coupled with an individual supplemental long-term disability policy, provide 100% of salary for the first six months and 65% of salary for the remainder of the disability coverage period (generally ending no later than age 65 or a later date specified in the policy for disability that commences after age 60).

The following table sets forth the amounts payable to Mr. Pike upon termination of his employment or a “change in control” (as defined below in the 2005 Omnibus Incentive Compensation Plan or 2008 Omnibus Incentive Compensation Plan) on June 30, 2012.

Benefits and Payments Upon Termination	Termination for Cause or without Good Reason	Termination without Cause or for Good Reason	Termination without Cause or for Good Reason following a Change in Control	Termination due to Disability or Incapacity (1)	Termination due to Death (1)	Change in Control (No Termination)
Base Salary (2)	$—	$1,352,520	$1,352,520	$—	$—	$—
Restricted Stock (3)	—	—	—	—	—	—
Restricted Stock Units (4)	—	928,206	928,206	928,206	928,206	928,206
Health Insurance (5)	—	40,301	40,301	—	—	—
Life Insurance (6)	—	—	—	—	1,427,000	—
Accidental Death and Dismemberment (7)	—	—	—	1,000,000	1,000,000	—
Short-Term Disability Coverage	—	—	—	338,130	—	—
Long-Term Disability Coverage (8)	—	—	—	8,975,036	—	—

Total:	$—	$2,321,027	$2,321,027	$11,241,372	$3,355,206	$928,206

(1)

Pursuant to the terms of Mr. Pike’s employment agreement, all unvested stock options and restricted stock will vest upon his death, Disability (as defined in the employment agreement) or legal incapacity.

(2)	Represents 24 months salary continuation.

(3)

Represents the value of restricted shares of common stock held at June 30, 2012, based upon the closing market price on June 29, 2012 ($7.72) of the shares of common stock. These restricted shares would vest in full both upon a “change in control” under the terms of, and as defined in, the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below), assuming the awards are not assumed or replaced in the transaction, and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his resignation for Good Reason or termination without Cause (each as defined above).

(4)

Represents the value of restricted stock units held at June 30, 2012, based upon the closing market price on June 29, 2012 ($7.72) of shares of Pike common stock. These restricted stock units would vest in full both upon a “change in control” under the terms of, and as defined in, the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below), assuming the awards are not assumed or replaced in the transaction, and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his resignation for Good Reason or termination without Cause (each as defined above).

(5)	Represents the estimated incremental cost to the Company of medical, dental and vision plan continuation coverage for 24 months.

(6)

Represents proceeds from Company paid basic term life insurance policy with the benefit equal to two times annual base salary capped at $750,000 plus the proceeds from Company paid supplemental term life insurance policy with the benefit equal to one times annual base salary capped at $750,000.

(7)

Represents proceeds from Company provided basic accidental death and dismemberment policy with the benefit equal to two times annual base salary capped at $750,000 and a $250,000 death benefit from Company provided supplemental accidental death and dismemberment policy.

(8)

Represents aggregate payments to the executive on a non-discounted basis, assuming full Disability through age 65. In the event Pike would be required to fund the full amount of the long-term disability payments for all named executive officers as of June 30, 2012, the entire amount of Pike’s commitment for such payments is insured.

Arrangements with Other Named Executive Officers

Messrs. Slater, Simmons, Benfield and Harshbarger entered into amended and restated employment agreements in June 2009, the terms of which are substantially similar, although Mr. Benfield’s employer is a subsidiary, Pike Electric, LLC. Under the employment agreements, the executive is paid a base annual salary, which is reviewed annually by the Committee, and is entitled to participate in the other benefit plans and programs available to officers.

The employment agreements also provide that if the executive is terminated for any reason other than death, Disability or Cause or if the executive resigns for Good Reason (each as defined below), the executive will be entitled to (a) cash severance payments equal to 12 months of the executive’s annual base salary at the time of termination, payable in equal monthly installments and (b) continuation of the executive’s medical and health insurance benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date the executive first becomes eligible to receive health insurance benefits under any plan maintained by any person for whom the executive provides services as an employee or otherwise. If the executive’s employment is terminated for Cause, then the executive will be paid all accrued and unpaid base salary through the date of termination. Similarly, in the event that the executive resigns without Good Reason, the executive will be paid all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligations under the executive’s employment agreement. Finally, in the event of an executive’s termination of employment due to the executive’s death or Disability, the executive or the executive’s estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligations under the executive’s employment agreement.

The Company provides life insurance with a death benefit equal to two times annual base salary capped at $750,000. Additionally, the Company provides supplemental term life insurance with a death benefit equal to one times annual base salary capped at $750,000, basic accidental death coverage with a death benefit equal to two times annual base salary capped at $750,000 and supplemental accidental death and dismemberment coverage with a death benefit of $250,000. In the event an executive becomes disabled, basic short-term and long-term group disability plans, coupled with an individual supplemental long-term disability policy, provide 100% of salary for the first six months and 65% of salary for the remainder of the disability coverage period (generally ending no later than age 65 or a later date specified in the policy for disability that commences after age 60).

Under the employment agreements, the term “Cause” is defined as the executive’s (i) continued willful failure to substantially perform his duties, (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Company, or (iii) material breach of certain provisions of his employment agreement, such as non-competition and non-solicitation provisions, and his failure to cure such breach upon written notice by the Company, if any. “Good Reason” is defined as (i) a material reduction in an executive’s title or responsibilities, (ii) the requirement that the executive relocate to an employment location that is more than 50 miles from his employment location on the effective date of his employment agreement, or (iii) the Company’s failure to cure its material breach of certain provisions of the employment agreements, such as employment duties and compensation provisions, upon written notice to the Company. Finally, “Disability” is defined as having the same meaning set forth in any long-term disability plan in which the executive participates, and in the absence of such a plan means that, due to physical or mental illness, the executive failed to perform his duties on a full-time basis for 180 consecutive days and did not return on a full-time basis before the end of such period.

The employment agreements also contain confidentiality provisions and non-competition and non-solicitation covenants. Each executive has agreed to neither compete with the Company nor solicit its customers, suppliers or employees for the 12 months following termination of his employment. The foregoing severance benefits are subject to the executive entering into and not revoking a release of claims in favor of the Company and abiding by the restrictive covenant provisions in his agreement.

The following table sets forth the amounts payable to Messrs. Slater, Simmons, Benfield and Harshbarger upon termination of his employment or a “change in control” (as defined below in the 2005 Omnibus Incentive Compensation Plan or 2008 Omnibus Incentive Compensation Plan) on June 30, 2012.

Benefits and Payments Upon Termination	Termination for Cause or without Good Reason	Termination without Cause or for Good Reason	Termination without Cause or for Good Reason following a Change in Control	Termination due to Disability or Incapacity	Termination due to Death	Change in Control (No Termination)
Anthony K. Slater
Base Salary (1)	$—	$390,150	$390,150	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	—	—	—	—
Restricted Stock Units (4)	—	—	293,777	293,777	293,777	293,777
Health Insurance (5)	—	20,151	20,151	—	—	—
Life Insurance (6)	—	—	—	—	1,141,000	—
Accidental Death and Dismemberment (7)	—	—	—	1,000,000	1,000,000	—
Short-Term Disability Coverage	—	—	—	195,078	—	—
Long-Term Disability Coverage (8)	—	—	—	5,637,941	—	—

Total:	$—	$410,301	$704,078	$7,126,796	$2,434,777	$293,777

Audie G. Simmons
Base Salary (1)	$—	$411,900	$411,900	$—	$—	$—
Restricted Stock (3)	—	—	—	—	—	—
Restricted Stock Units (4)	—	—	336,307	336,307	336,307	336,307
Health Insurance (5)	—	20,151	20,151	—	—	—
Life Insurance (6)	—	—	—	—	1,162,000	—
Accidental Death and Dismemberment (7)	—	—	—	1,000,000	1,000,000	—
Short-Term Disability Coverage	—	—	—	205,950	—	—
Long-Term Disability Coverage (8)	—	—	—	2,105,571	—	—

Total:	$—	$432,051	$768,358	$3,647,828	$2,498,307	$336,307

James T. Benfield
Base Salary (1)	$—	$342,867	$342,867	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	—	—	—	—
Restricted Stock Units (4)	—	—	186,631	186,631	186,631	186,631
Health Insurance (5)	—	20,151	20,151	—	—	—
Life Insurance (6)	—	—	—	—	1,029,000	—
Accidental Death and Dismemberment (7)	—	—	—	936,000	936,000	—
Short-Term Disability Coverage	—	—	—	171,432	—	—
Long-Term Disability Coverage (8)	—	—	—	3,119,147	—	—

Total:	$—	$363,018	$549,649	$4,413,210	$2,151,631	$186,631

Timothy G. Harshbarger
Base Salary (1)	$—	$293,760	$293,760	$—	$—	$—
Restricted Stock (3)	—	—	38,600	38,600	38,600	38,600
Restricted Stock Units (4)	—	—	159,896	159,896	159,896	159,896
Health Insurance (5)	—	20,151	20,151	—	—	—
Life Insurance (6)	—	—	—	—	882,000	—
Accidental Death and Dismemberment (7)	—	—	—	838,000	838,000	—
Short-Term Disability Coverage	—	—	—	146,880	—	—
Long-Term Disability Coverage (8)	—	—	—	2,274,849	—	—

Total:	$—	$313,911	$512,407	$3,458,225	$1,918,496	$198,496

(1)	Represents 12 months salary continuation.

(2)

Represents the value of unvested stock options held at June 30, 2012, based upon the amount by which the closing market price on June 29, 2012 ($7.72) of the shares of common stock underlying those options exceeded the exercise price of such options. These stock options would vest in full upon a “change in control” under the terms of, and as defined in, the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below), assuming the awards are not assumed or replaced in the transaction. All stock options awarded under either the 2002 Stock Option Plan A or 2002 Stock Option Plan B are vested. Certain award agreements entered into in September 2008 and thereafter provide that any unvested stock options will vest upon the executive’s death or Disability.

(3)

Represents the value of restricted shares of common stock held at June 30, 2012, based upon the closing market price on June 29, 2012 ($7.72) of the shares of common stock. These restricted shares would vest in full upon a “change in control” under the terms of, and as defined in, the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below), assuming the awards are not assumed or replaced in the transaction. Certain award agreements entered into in September 2008 and thereafter provide that any restricted shares will vest upon the executive’s death or Disability.

(4)

Represents the value of restricted stock units held at June 30, 2012, based upon the closing market price on June 29, 2012 ($7.72) of shares of Pike common stock. These restricted stock units would vest in full upon a “change in control” under the terms of, and as defined in, the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below), assuming the awards are not assumed or replaced in the transaction. Certain award agreements entered into in August 2009 and thereafter provide that any restricted stock units will vest upon the executive’s death or Disability.

(5)	Represents the estimated incremental cost to the Company of health and dental plan continuation coverage for 12 months.

(6)

Represents proceeds from Company paid basic term life insurance policy with the benefit equal to two times annual base salary capped at $750,000 plus the proceeds from Company paid supplemental term life insurance policy with the benefit equal to one times annual base salary capped at $750,000.

(7)

Represents proceeds from Company provided basic accidental death and dismemberment policy with a benefit equal to two times annual base salary capped at $750,000 and a $250,000 death benefit from Company provided supplemental accidental death and dismemberment policy.

(8)

Represents aggregate payments to the executive on a non-discounted basis, assuming full Disability through age 65. In the event Pike would be required to fund the full amount of the long-term disability payments for all named executive officers as of June 30, 2012, the entire amount of Pike’s commitment for such payments is insured.

Equity Compensation Plans

The executives are eligible for awards of stock options, stock appreciation rights, restricted stock, cash incentive awards and other equity-based awards under both the 2005 Omnibus Incentive Compensation Plan (the “2005 Plan”) and the 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”). In the event of a “change of control” of the Company, if the awards are not assumed or replaced in connection with the transaction, any outstanding awards granted (e.g., options, restricted stock, restricted stock units) then held by participants will automatically be deemed exercisable and vested without restriction immediately prior to such change of control, and all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been obtained.

For the purposes of the 2005 Plan and the 2008 Plan, a “change of control” occurs in the following circumstances: (i) when, during any 24-consecutive month period, individuals who were directors at the beginning of such period cease at any time during such period to constitute a majority of the Board; (ii) with respect to the 2008 Plan only, when a person or group (other than Lindsay Goldberg, Pike, its affiliates or any employee benefit plan sponsored or maintained by Pike or its affiliates) becomes the beneficial owner of Pike voting securities representing 35% or more of the combined voting power of Pike’s then outstanding voting securities; (iii) with respect to the 2005 Plan only, when a person or group (other than Lindsay Goldberg, Pike, its affiliates or any employee benefit plan sponsored or maintained by Pike or its affiliates) becomes the beneficial owner of Pike voting securities representing 20% or more of the combined voting power of Pike’s then outstanding voting securities and such percentage exceeds the voting power of Pike securities beneficially owned by Lindsay Goldberg and its affiliates; (iv) upon the sale of all or substantially all assets to a person that is not an affiliate of Pike; (v) when Pike stockholders approve a plan of complete liquidation of the Company; or (vi) upon a merger, consolidation or similar corporate transaction involving the Company or, if voting securities are issued in connection with any such transaction, its subsidiaries.

The following table sets forth information regarding shares of Pike common stock that may be issued under the 2005 Plan and the 2008 Plan as of June 30, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,106,544	(1)	$11.46	(2)	3,321,950
Equity compensation plans not approved by security holders	0		0		0

Total	4,106,544	(1)	$11.46	(2)	3,321,950

(1)	Includes outstanding, unvested restricted stock units.

(2)	Does not reflect outstanding, unvested restricted stock units included in column (a), which do not have an exercise price.

Risk Analysis of Compensation Programs

The Company’s executive compensation programs are designed to motivate officers to achieve business goals and to reward executives for achieving those goals, including executive officers. At the same time, the programs are designed to avoid providing incentives for officers to make decisions that expose the Company to excessive risks. The components of the executive compensation programs that help mitigate excessive risks include: (i) Compensation Committee discretion and oversight, including the use of an independent third-party consultant; (ii) a balanced mix of short and long-term pay; (iii) the use of multiple performance metrics; (iv) multi-year vesting requirements for equity awards; and (v) incentive plan caps.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Pike’s executive officers, directors and certain persons who beneficially own more than 10% of Pike common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Pike common stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, Pike believes that its executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2012.

Compensation Committee Interlocks and Insider Participation

Charles E. Bayless, James R. Helvey III, Peter Pace, Daniel J. Sullivan III and Louis F. Terhar served on the Compensation Committee in fiscal year 2012. None of the directors who served on the Compensation Committee in fiscal year 2012 has ever served as one of the Company’s officers or employees. During fiscal year 2012, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the

Compensation Discussion and Analysis be included in this Proxy Statement and Pike’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Submitted by the Compensation Committee of the Board.

James R. Helvey III, Chair

Charles E. Bayless

Peter Pace

Daniel J. Sullivan III

James L. Turner

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited, consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited, consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited, consolidated financial statements of the Company for the fiscal year ended June 30, 2012 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board.

Charles E. Bayless, Chair

James R. Helvey III

Peter Pace

Daniel J. Sullivan III

James L. Turner

Proposal 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013. Pike is presenting this appointment to its stockholders for ratification at the Annual Meeting.

Ernst & Young LLP audited Pike’s consolidated financial statements and internal control over financial reporting for fiscal year 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm is not required. Pike is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP.

Approval of the ratification of the appointment of Ernst & Young LLP as Pike’s independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the total votes of all shares of Pike common stock present in person or represented by proxy and entitled to vote on Proposal 2.

Abstentions will be counted as votes present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013.

Fees Paid to Ernst & Young LLP

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of Pike’s consolidated financial statements for the fiscal years ended June 30, 2012 and June 30, 2011 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	FY 2012	FY 2011
Audit Fees (1)	$1,030,000	$1,145,360
Audit-Related Fees	—	—
Tax Fees (2)	570,000	333,470
All Other Fees	—	—

Total	$1,600,000	$1,478,830

(1)

Audit fees consisted of fees for the audit of annual financial statements and quarterly reviews. These fees also include fees billed for professional services rendered for the audit of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Tax fees principally consisted of fees for tax compliance and tax advice, planning and consultations.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal year 2012 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has delegated pre-approval authority to its chairperson when necessary due to timing considerations. Any services approved by such chairperson must be reported to the full Audit Committee at its next scheduled meeting.

Additional Information

Stock Performance Graph

Presented below is a line graph comparing the total returns (assuming the reinvestment of dividends) of the Company’s common stock, the S&P 500 Index, the Russell 2000 Index, the Old Peer Group and the New Peer Group. The “Old Peer Group” is comprised of Dycom Industries, Inc.; MasTec, Inc.; and Quanta Services, Inc. The “New Peer Group” is comprised of the Old Peer Group plus Aegion Corporation; Comfort Systems USA, Inc.; Integrated Electrical Services, Inc.; Matrix Service Company; Michael Baker Corporation; MYR Group Inc.; Sterling Construction Company, Inc.; Tetra Tech, Inc.; UniTek Global Services, Inc.; and Willbros Group, Inc. For the fiscal year ended June 30, 2012, the Company added these companies to its peer group in order for the median revenue and market capitalization of the peer group to align more closely with the Company’s revenue and market capitalization.

The line graph assumes that $100 was invested in the Company’s common stock and each of the indices and peer groups on June 30, 2007. Returns for the companies included in the Old Peer Group and the New Peer Group have been weighted on the basis of the total market capitalization for each company.

2012 Annual Report to Stockholders

This Proxy Statement is accompanied by the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and these materials are also available at www.proxyvote.com and Pike’s website, http://www.pike.com. The Form 10-K, which contains the audited, consolidated financial statements and other information about Pike, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Householding

The SEC rules and Delaware law permit Pike to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. Pike households all annual reports, proxy statements and notices of internet availability mailed to stockholders, unless stockholders have notified the Company of their desire to receive multiple copies of annual reports, proxy statements or notices of internet availability.

Pike will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement, Annual Report or Notice of Internet Availability to any stockholder residing at an address to which only a single copy was mailed. If you choose not to household or if you choose to continue householding but would like to receive an additional copy of the Proxy Statement, Annual Report or Notice of Internet Availability for members of your household, you may contact the Secretary at: Pike Electric Corporation c/o Corporate Secretary, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030, or by calling 1-800-997-7718.

If you would like to household in the future and are currently receiving multiple copies of the annual report, proxy statement or notice of internet availability, you may contact our Secretary at the address and phone number above to request that only a single copy of the annual report, proxy statement or notice of internet availability be mailed in the future.

PIKE ELECTRIC CORPORATION 100 PIKE WAY MOUNT AIRY, NC 27030 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 31, 2012. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Pike Electric Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 31, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M49784-P29796 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PIKE ELECTRIC CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Pike’s Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR ALL of the following nominees: 1. Election of Directors Nominees 01) J. Eric Pike 05) Peter Pace 02) Charles E. Bayless 06) Daniel J. Sullivan III 03) James R. Helvey III 07) J. Russell Triedman 04) Robert D. Lindsay 08) James L. Turner Pike’s Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF ITEMS 1 AND 2 HAS BEEN PROPOSED BY PIKE ELECTRIC CORPORATION. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M49785-P29796 PIKE ELECTRIC CORPORATION Annual Meeting of Stockholders November 1, 2012 8:30 A.M. This proxy is solicited by the Board of Directors. The stockholder(s) hereby appoint(s) Jeffrey S. Calhoun and Anthony K. Slater, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Pike Electric Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on Thursday, November 1, 2012, in the Company’s offices at 100 Pike Way, Mount Airy, NC 27030, and any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of 2012 Annual Meeting of Stockholders and Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR TELEPHONE. Continued and to be signed on reverse side